UNITED STATES
		SECURITIES AND EXCHANGE COMMISSION
			Washington, D.C. 20549

				SCHEDULE 13G

		Under the Securities Exchange Act of 1934

		(Amendment No. _______________)




		American Municipal Term Trust Inc.-II
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				(Name of Issuer)

				Common Stock
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			(Title of Class of Securities)

				027653104
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				(CUSIP Number)



Check the following box if a fee is being paid with this statement [ X ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 027653104			13G		Page   2 of   6   Pages
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1	NAME OF REPORTING PERSON
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	Sit Investment Associates, Inc.
	41-1404829
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2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) _
	 (a) [   ]
  (b) [ X ]
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3	SEC USE ONLY

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4	CITIZENSHIP OR PLACE OF ORGANIZATION
		State of Minnesota
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			5	SOLE VOTING POWER
				698,000
NUMBER OF		-------------------------------------------------------
SHARES		6	SHARED VOTING POWER
BENEFICIALLY		-0-
OWNED BY		-------------------------------------------------------
EACH			7	SOLE DISPOSITIVE POWER
REPORTING			698,000
PERSON		-------------------------------------------------------
WITH			8	SHARED DISPOSITIVE POWER
				-0-
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9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
		698,000
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10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
		Not Applicable
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11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
		9.31%
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12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
Sit Investment Associates, Inc. (client accounts)		IA

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CUSIP No. 027653104			13G		Page   3 of   6   Pages
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ITEM 1 (a)	Name of Issuer:
	American Municipal Term Trust Inc.-II

ITEM 1 (b)	Address of Issuer's Principal Executive Offices:
		222 South Ninth Street
		Minneapolis,  MN  55402

ITEM 2 (a)	Name of Person Filing:
	Sit Investment Associates, Inc.
Sit Investment Associates, Inc. ("SIA") is an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940.

SIA has four subsidiaries, each of which are registered Investment Advisers:
1. Sit Investment Fixed Income Advisers ("SIFIA")  41-1845054
2. Sit/Kim International Investment Associates, Inc. ("SKI")  36-3627319
3. Sit Fixed Income Advisors II, LLC  41-1894024
4. Sit/Kim International Investment Associates II, LLC ("SKI II")  41-1918565




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CUSIP No. 027653104			13G		Page   4 of   6   Pages
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ITEM 2 (b)	Address of Principal Business Office or, if none, Residence:

	4600 Norwest Center
	90 South Seventh Street
	Minneapolis, MN  55402

ITEM 2 (c)	Citizenship:    Minnesota Corporation

ITEM 2 (d)	Title of Class of Securities:  Common Stock

ITEM 2 (e)	CUSIP Number: 027653104

ITEM 3 (e)

(a) [    ]  Broker or Dealer registered under Section 15 of the Act
(b) [    ]  Bank as defined in section 3(a)(6) of the Act
(c) [    ]  Insurance Company as defined in section 3(a)(19) of the Act
(d) [    ]  Investment company registered under section 8 of the Investment
            Company Act
(e) [  X ]  Investment Adviser registered under section 203 of the Investment
            Advisers Act of 1940.
(f) [    ]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974
            or Endowment Fund: see section 240.13d-1(b)(1)(ii)(F)
(g) [    ]  Parent Holding Company, in accordance with section 240.13d-1(b)
            (ii)(G) (Note :see Item 7)
(h) [    ]  Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

ITEM 4	Ownership

	(a)	Amount Beneficially Owned:

Number of shares beneficially owned by each reporting person with sole voting power; and aggregate amount beneficially owned by each reporting person:

	SIA and Affiliates Ownership (client accounts) as of 12/31/98: 698,000

	(b)	Percent of Class: 9.31%  Common Stock

	Common Stock Outstanding as of 12/31/98: 7,494,599


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CUSIP No. 027653104			13G		Page   5 of   6   Pages
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	(c)	Number of shares as to which such person has:
	(i)	Sole power to vote or direct the vote:			698,000
	(ii)	Shares power to vote or to direct the vote:
	(iii)	Sole power to dispose or to direct the disposition of:	698,000
	(iv)	Shared power to dispose or to direct the disposition of:

ITEM 5 	Ownership of Five Percent or Less of a Class:  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than
        five percent of the class of securities, check the following [   ].

ITEM 6	Ownership of More than Five Percent on Behalf of Another Person:  	N/A

ITEM 7	Identification and Classification of the Subsidiary Which Acquired
       the Security Being Reported on by the Parent Holding Company:
      	N/A

ITEM 8	Identification and Classification of Members of the Group:
      	N/A

ITEM 9	Notice of Dissolution of Group:
      	N/A


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CUSIP No. 027653104			13G		Page   6   of   6   Pages
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ITEM 10	Certification
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes of effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

				SIT INVESTMENT ASSOCIATES, INC.

				Date:	February 16, 1999

				By /s/  Paul E. Rasmussen